EXHIBIT 10.4.1
FIRST AMENDMENT TO EMPLOYMENT, CONFIDENTIALITY AND
NONCOMPETE AGREEMENT
     This First Amendment (the “Amendment”) to the Employment, Confidentiality and Non-compete Agreement dated the 1st day of May, 2004 (the “Agreement”) is made effective as of February 24, 2006, between BUILD-A-BEAR WORKSHOP, INC. (“Company”) and MAXINE CLARK (“Employee” or “Ms. Clark”).
Recital
     Company and Employee previously entered into the Agreement whereby Company hired Employee to provide various services to Company under the title of Chief Executive Officer Bear. Company and Employee now mutually desire to amend the Agreement pursuant to the terms of this Amendment.
     NOW, THEREFORE, in consideration of the premises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.	Section 3(b) of the Agreement is hereby amended as follows:
(b) Bonus. Should Company exceed its sales, profits and other objectives for any fiscal year, Employee shall be eligible to receive a bonus for such fiscal year as determined by the Compensation Committee of the Board of Directors; provided however such potential bonus opportunity for Employee in any fiscal year shall be set by the Compensation Committee such that, if Company exceeds its objectives, Company will pay Employee an amount not less than 125% of Employee’s base compensation. Such bonus opportunity will be sufficiently large that if Employee achieves such bonus, she will be Company’s highest paid employee. Any bonus payable to Employee will be payable in cash, stock or stock options or combination thereof, all as determined by the Board of Directors of any duly authorized committee thereof, and unless a different payout schedule is applicable for all executive employees of Company, any such bonus payment will be payable in a single, lump sum payment. In the event of termination of this Agreement because of Employee’s death or disability (as defined by Section 4.1(b)), termination by Company without Cause pursuant to Section 4.1(d) or pursuant to Employee’s right to terminate this Agreement for Good Reason under Section 4.1(e), the bonus criteria shall not change and any bonus shall be pro-rated based on the number of full calendar weeks during the applicable fiscal year during which Employee was employed hereunder.
Such bonus, if any, shall be payable after Company’s accountants have determined the sales and profits and have issued their audit report with respect thereto for the applicable fiscal year, which determination shall be binding on the parties. Any such bonus shall be paid within seventy-five (75) days after the end

EXHIBIT 10.4.1
of each calendar year or thirty (30) days after the issuance of the auditor’s report, whichever is later, regardless of Employee’s employment status at the time payment is due. If timely payment is not made, Company shall indemnify Employee against any additional tax liability that Employee may incur proximately as a result of the payment being made late.
Notwithstanding anything to the contrary herein, in no event shall Employee actually receive a bonus in any fiscal year of less than an amount, when paid, as would render her the most highly compensated executive at the Company by at least one dollar ($1.00) in terms of cash compensation (base salary plus the cash component of her bonus). For avoidance of doubt, Employee shall be the highest paid executive within Company during each fiscal year of her employment, beginning with Fiscal Year 2005.
2.	Section 3(f) of the Agreement is hereby amended as follows:
(f) Other. Employee shall be eligible for a car allowance and such other perquisites as may from time to time be awarded to Employee by Company payable at such times and in such amounts as Company, in its sole discretion, may determine. All such compensation shall be subject to customary withholding taxes and other employment taxes as required with respect thereto. Employee shall also qualify for all rights and benefits for which Employee may be eligible under any benefit plans including group life, medical, health, dental and/or disability insurance or other benefits (“Welfare Benefits”) which are provided for employees generally at her then current location of employment. Employee may, in her sole discretion, decline any perquisite (including without limitation the car allowance), proposed annual salary increase, or bonus payment.
3.	Section 4.1(b) of the Agreement is hereby amended as follows:
(b) By Company, upon thirty (30) day’s prior written notice to Employee in the event Employee, by reason of permanent physical or mental disability (which shall be determined by a physician selected by Company or its insurers and acceptable to Employee or Employee’s legal representative (such agreement as to acceptability not to be withheld unreasonably)), shall be unable to perform the essential functions of her position, with or without reasonable accommodation, for six (6) consecutive months; provided, however, Employee shall not be terminated due to permanent physical or mental disability unless or until said disability also entitles Employee to benefits under such disability insurance policy as is provided to Employee by Company.
4.	Section 4.1(c) is hereby amended to add the following at the end:
Company shall not invoke this Section 4.1(c) to avoid the effects of Section 4.1(a) or (b).

EXHIBIT 10.4.1
5.	Section 4.1 of the Agreement is hereby amended to add the following at the end:
In the event of termination for Cause, Employee will be afforded an opportunity prior to the actual date of termination to discuss the matter with Company’s Board of Directors.
6.	Section 4.2(a) of the Agreement is hereby amended as follows:
(a) Survival of Covenants. Upon termination of this Agreement, all rights and obligations of the parties hereunder shall cease, except termination of employment pursuant to Section 4 or otherwise shall not terminate or otherwise affect the rights and obligations of the parties pursuant to Section 3(b), Section 3(c) (subject to the terms of the Plan and applicable Option Agreements), and 4.2 through 13 hereof.
7.	Section 4.2(b) of the Agreement is hereby amended as follows:
(b) Severance. In the event during the Employment Period (i) Company terminates Employee’s employment without Cause pursuant to Section 4.1(d) or (ii) Employee terminates her employment for Good Reason pursuant to Section 4.1(e), Company shall continue her base salary for a period of twenty-four (24) months following termination, such payments to be reduced by the amount of any cash compensation from a subsequent employer during such period. Company shall also continue Employee’s Welfare Benefits for such twenty-four (24) month period as if Employee were an active full-time employee during such period, to the extent permitted by Company’s Welfare Benefit Plans. If Employee cannot be treated as an active full-time employee during all or part of such twenty-four (24) months pursuant to the terms of Company’s Welfare Benefit Plans, Company shall pay towards the premium for any continuation or conversion insurance coverage available to Employee an amount equal to the amount it was paying for Employee’s coverage under Company’s Welfare Benefit Plans as of Employee’s termination date. Employee shall accept these payments in full discharge of all obligations of any kind which Company has to her except obligations, if any, (i) for post-employment benefits expressly provided under this Agreement and/or at law, (ii) to repurchase any capital stock of Company owned by Employee; or (iii) for indemnification under separate agreement by virtue of Employee’s status as a director/officer of Company. Employee shall also be eligible to receive a bonus with respect to the year of termination as provided in Section 3(b).
8.	Section 4.2(c) of the Agreement is hereby amended as follows:
(c) Damages. In the event that during the Initial Term Company terminates Employee’s employment without Cause (other than for death or disability) in violation of the terms of this Agreement, Employee shall be entitled to damages in an amount not less than the sum of (i) the amount of base salary Employee would have been paid during the remainder of the Initial Term pursuant to Section 3(a),

EXHIBIT 10.4.1
and (ii) an amount equal to the bonus Employee would have earned pursuant to Section 3(b) during the Initial Term (but in no event less than the average bonus paid to Employee during the 2 fiscal years immediately preceding such termination). This Section 4.2(c) is not intended to be a limit on the amount of damages Employee may recover or otherwise limit or reduce any remedies available to Employee in the event Company terminates Employee during the Initial Term in violation of the provisions of this Agreement.
9.	Section 6(a) of the Agreement is hereby amended as follows:
(a) for twenty-four (24) months, engage in, assist or have an interest in, or enter the employment of or act as an agent, advisor or consultant for, any person or entity which is engaged in the development, manufacture, supplying or sale of a product, process, service or development:
(i) which is competitive with a product, process, service or development on which the Company has expended resources, on which the Employee worked and which, at the time of Employee’s termination, Company is selling or producing or has not abandoned plans to sell or produce; or
(ii) with respect to which Employee has or had access to Confidential Information while at Company provided Company has not abandoned, as of the date of Employee’s termination, plans to use such Confidential Information.
(in either case (i) or (ii) a “Restricted Activity”), and which person or entity is located within the United States or within any country where Company has established a retail presence either directly or through a franchise arrangement; or
10.	The last two (2) sentences of Section 6 of the Agreement are hereby amended as follows:
provided, however, that following termination of her employment, Employee shall be entitled to be an employee of or otherwise associated with an entity that engages in Restricted Activity so long as, for twenty-four (24) months following termination of said employment: (i) the sale of stuffed plush toys is not a material business of the entity; (ii) Employee has no direct or personal involvement in the sale of stuffed plush toys; and (iii) neither Employee, her relatives, nor any other entities with which she is affiliated own more than 1% of the entity. As used in this Section 6, “material business” shall mean that either (A) greater than 10% of annual revenues received by such entity were derived from the sale of stuffed plush toys and related products, or (B) the annual revenues received or projected to be received by such entity from the sale of stuffed plush toys and related products exceeded $10 million, or (C) the entity otherwise annually derives or is projected to derive annual revenues in excess of $5 million from a retail concept that is similar in any material regard to Company.

EXHIBIT 10.4.1
11.	Section 8(b) of the Agreement is hereby amended as follows:
(b) Employee acknowledges that as part of her work for Company she may be asked to create, or contribute to the creation of, computer programs, documentation and other copyrightable works. Employee hereby agrees that any and all computer programs, documentation and other copyrightable materials that she has prepared or worked on for Company, or is asked to prepare or work on by Company, shall be treated as and shall be a “work made for hire,” for the exclusive ownership and benefit of Company according to the copyright laws of the United States, including, but not limited to, Sections 101 and 201 of Title 17 of the U.S. Code (“U.S.C.”) as well as according to similar foreign laws. Company shall have the exclusive right to register the copyrights in all such works in its name as the owner and author of such works and shall have the exclusive rights conveyed under 17 U.S.C. Sections 106 and 106A including, but not limited to, the right to make all uses of the works in which attribution or integrity rights may be implicated. Without in any way limiting the foregoing, to the extent the works are not treated as works made for hire under any applicable law, Employee hereby irrevocably assigns, transfers, and conveys to Company and its successors and assigns any and all worldwide right, title, and interest that Employee may now or in the future have in or to the works, including, but not limited to, all ownership, U.S. and foreign copyrights, all treaty, convention, statutory, and common law rights under the law of any U.S. or foreign jurisdiction, the right to sue for past, present, and future infringement, and moral, attribution, and integrity rights. Employee hereby expressly and forever irrevocably waives any and all rights that she may have arising under 17 U.S.C. Sections 106A, rights that may arise under any federal, state, or foreign law that conveys rights that are similar in nature to those conveyed under 17 U.S.C. Sections 106A, and any other type of moral right or droit moral.
12.	Except to the extent expressly provided herein, the Agreement remains in full force and effect, in accordance with its terms.
IN WITNESS WHEREOF, the parties have executed this First Amendment effective as of the date indicated above.

MAXINE CLARK	BUILD-A-BEAR WORKSHOP, INC.

By: /s/ Maxine Clark	By: /s/ Tina Klocke

Maxine Clark	Tina Klocke
Chief Financial Bear